Exhibit 99.1


Media Contact: Ben Kiser, 402.458.3024

Nelnet Says Credit Market Disruption Requires Changes to Student Loan Business

Lincoln, NEB., January 23, 2008 - Nelnet (NYSE: NNI) announced today a plan to further reduce operating expenses related to its student loan origination and related businesses as a result of the ongoing disruption in the global credit markets. Under the plan, the company will reduce its workforce by approximately 300 positions and expects to lower its operating expenses by $15 million to $20 million (before tax) annually.

"The ongoing turmoil in the credit markets is much worse than we anticipated and the duration of the disruption is unknown," said Mike Dunlap, Chairman and Chief Executive Officer of Nelnet. "We are taking action to aggressively reduce expenses and move the company forward in this challenging financial environment for our student loan businesses. Our participation in the Federal Family Education Loan Program (FFELP) is important to us, and we want to be in this program serving students and schools for a long time. However, the reduced economics of student loans created by the legislative changes and credit market disruption has forced us to make difficult decisions about our level of participation in the program."

Although Nelnet has liquidity for its loan origination and acquisition activity, the company's cost of funds to finance its FFELP and private student loans has increased significantly due to the adverse credit market conditions. The combination of the credit market disruption and the legislative cuts passed in September 2007 has significantly eroded the profitability of federally-guaranteed student loans originated after October 1, 2007. Therefore, the company has decided to suspend new consolidation loan originations and will be more selective in all its other origination activity. The company will closely monitor its student loan origination and related businesses for both FFELP and private loans while the credit markets remain volatile and will continue to make changes, if needed, to sustain them.

"Nelnet has many advantages that make us stronger, more stable, and better able to withstand the challenges in the student loan industry than many organizations," continued Dunlap. "First, we have diversified into education services that are performing well and provide increased fee-based revenue. Second, we have a $26 billion portfolio of student loans originated before October 1, 2007 that will provide a revenue stream for many years to come. Third, we are well capitalized with more than $600 million in equity. Stated simply, we are a strong company with available cash and capital to invest in business opportunities that arise."

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The company has been highly successful in its transition to a diversified education services company with more than 50 percent of its total revenue coming from fee-based businesses. Diversification will continue to be a priority for Nelnet.

The company estimates that the total after-tax charge to earnings associated with the restructuring plan will range between $15 million and $17 million, consisting of approximately $4 million in severance costs, up to $2 million in contract termination costs, and $9 million to $11 million in non-cash charges related to the impairment of property and equipment, intangible assets, and goodwill.

"Decisions to let colleagues go are always difficult," said Dunlap. "We will do all that we can to help them through the transition with severance packages, health care assistance and career counseling."

About Nelnet

For 30 years, Nelnet has been helping the education-seeking family plan, prepare, and pay for their education. Nelnet serves students in 50 states, employs approximately 3,000 associates, and has $26.6 billion in net student loan assets.

Additional information is available at HTTP://WWW.NELNET.COM.

Information contained or incorporated in this press release may be considered forward looking in nature and is subject to various risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated, or expected. Among the key factors that may have a direct bearing on the company's operating results, performance, or financial condition expressed or implied by the forward-looking statements are the pending and uncertain nature of the reported federal legislation expected to significantly affect student loan programs, the uncertain nature of estimated expenses that may be incurred and cost savings that may result from the company's restructuring plans, changes in terms of student loans and the educational credit marketplace, changes in the demand for educational financing or in financing preferences of educational institutions, students, and their families, or changes in the general interest rate environment and in the securitization markets for education loans.